Exhibit (e)(2)

SCHEDULE A

List of Funds

BlackRock AAA CLO ETF

BlackRock Floating Rate Loan ETF

BlackRock High Yield Muni Income Bond ETF

BlackRock Muni Intermediate Income Bond ETF

Amended December 7, 2022